EXHIBIT 3(C)

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION OF
 PETRUS RESOURCES CORPORATION
CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS OF
 SERIES A CONVERTIBLE PREFERRED STOCK
Pursuant to the provisions of the General Corporation Law of the State of Delaware ("DBCA"), the undersigned Officer of Petrus Resources Corporation (the "Corporation"), a company organized and existing under the laws of the State of Delaware, certifies that pursuant to the authority contained in the Corporation's Articles of Incorporation ("Articles of Incorporation") and in accordance with the provisions of the resolution creating a series of the class of the Corporation's authorized Preferred Stock designated as Series A Convertible Preferred Stock does hereby certify:
FIRST:       The Articles of Incorporation of the Corporation authorizes the issuance of one hundred million (100,000,000) shares of common stock (the "Common Stock") and twenty-five million (25,000,000) shares of preferred stock (the "Preferred Stock"), and further, authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, and its preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof.
SECOND:       At a meeting of the Board of Directors, held on October 12, 2016, the director approved the designation of twenty million (20,000,000) shares of the Preferred Stock as Series A Convertible Preferred Stock ("Series A Stock") and authorized the issuance of the Series A Stock. The designations, powers, preferences and rights, and the qualifications, limitations or restrictions hereof, in respect of the Series A Stock shall be as hereinafter described.
Accordingly, "Article V" of the Articles of Incorporation of this Corporation is amended to include the following:
Series A Convertible Preferred Stock
1.
Designation and Number of Shares.  There shall be a series of Preferred Stock that shall be designated as "Series A Convertible Preferred Stock," and the number of shares constituting such series shall be twenty million (20,000,000) shares. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.  The stated value shall be $0.0001 per share ("Stated Value").

2.
Ranking.  The Series A Stock shall rank prior to all classes of the Corporation's Common Stock and any class or series of capital stock of the Corporation hereafter created (the "Junior Securities"), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

Exhibit 3(c) -- Page 1

3.
Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series A Stock shall be entitled to receive assets and funds prior to all classes of the Junior Securities. The amount of the preference shall be equal to the aggregate Stated Value of the Series A Stock outstanding. If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series A Stock shall be insufficient to permit payment in full to the holders of the Series A Stock, then the entire assets and funds of the Corporation legally available for distribution to such holders then outstanding shall be distributed ratably among the holders of the Series A Stock based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series A Stock.

4.	Dividends. Holders of the Series A Stock shall not be entitled to the payment of a dividend.
5.	Conversion Rights.
(a)	Voluntary Conversion. Each holder of record of shares of Series A Stock may convert all or part of the Series A Stock into shares of Common Stock on a share for share basis.
(b)	Automatic Conversion. There shall be no automatic conversion.
(c)
Conversion Formula.  Each holder of record of shares of the Series A Stock shall have the right to convert all or part of such holder's shares of Series A Stock such that each share of Series A Stock shall convert into one fully paid and non-assessable share of Common Stock. All Common Stock, which may be issued upon conversion of the Series A Stock, will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

(d)
Mechanics of Voluntary Conversion.  Before any holder of Series A Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, within five business days, issue and deliver at such office to such holder of Series A Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made, and such date is referred to herein as the "Voluntary Conversion Date."

6.
Anti-Dilution Provisions.  During the period in which any shares of Series A Stock remain outstanding, the Conversion Formula in effect at any time and the number and kind of securities issuable upon the conversion of the Series A Stock shall be subject to adjustment from time to time following the date of the original issuance of the Series A Stock upon the happening of certain events as follows:

Exhibit 3(c) -- Page 2

(a)
Consolidation, Merger or Sale.  If any consolidation or merger of the Corporation with an unaffiliated third-party, or the sale, transfer or lease of all or substantially all of its assets to an unaffiliated third-party shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(a), whereby each holder of shares of Series A Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series A Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable. The Corporation will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series A Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled, and (ii) all other obligations of the Corporation hereunder. The provisions of this Section 6(a) shall similarly apply to successive mergers, sales, transfers or leases. Unless otherwise provided herein, holders shall not be required to convert Series A stock pursuant to this Section 6(a).

(b)
Notice of Adjustment.  Whenever the Conversion Formula is adjusted as herein provided, the Corporation shall promptly but no later than 10 days after any request for such an adjustment by the holder, cause a notice setting forth the adjusted Conversion Formula issuable upon exercise of each share of Series A Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last addresses appearing in the share register of the Corporation, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

7.
Voting Rights.  Holders of Series A Stock shall be entitled to vote the shares of Series A Stock held by them together with the Corporation's shares of Common Stock with each share of Series A Stock having five votes per share.

8.	Redemption. There shall not be any mandatory or optional redemption.
9.
Reservation of Shares.  The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series A Stock pursuant to the terms hereof. If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series A Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

10.	Miscellaneous.
(a)
The shares of the Series A Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Resolution Designating Series A Stock and in the Amended Articles of Incorporation of the Corporation.

Exhibit 3(c) -- Page 3

(b)	The holders of the Series A Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.
(c)
Holders of fifty-one percent (51%) of the outstanding shares of Series A Stock may, voting as a single class, elect to waive any provision of this Resolution Designating Series A Stock, and the affirmative vote of such percentage with respect to any proposed waiver of any of the provisions contained herein shall bind all holders of Series A Stock.

The foregoing Amendment was adopted by the Board of Directors of the Corporation pursuant to the Delaware Business Corporation Law. Therefore, the number of votes cast for the Amendment to the Corporation's Amended Articles of Incorporation was sufficient for approval.
IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer.

Exhibit 3(c) -- Page 4